Exhibit 99.2

NII HOLDINGS ANNOUNCES NEW SALE OF 11.375% SENIOR NOTES DUE 2019

RESTON, Va, April 10, 2013 – NII Holdings, Inc. [NASDAQ: NIHD] (the “Company”) today announced the sale, through its wholly owned subsidiary NII International Telecom S.C.A., of an additional $150 million principal amount of its 11.375% senior notes due 2019. The issue price is 107.25% of the principal amount of the notes plus accrued interest from February 19, 2013. The notes were sold in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the notes is expected to close on or about April 15, 2013. The notes will be issued by NII International Telecom S.C.A., a partnership limited by shares organized and established under the laws of Luxembourg, and guaranteed by the Company. The notes are an additional issuance of, will be fully fungible with, rank equally with and form a single series with the $750 million of 11.375% senior notes due 2019 initially issued on February 19, 2013.

The Company intends to use the net proceeds from the sale for general corporate purposes, which may include, without limitation, expansion of its existing network, either through capital expenditures for organic growth or acquisitions of other operators; the acquisition of telecommunications spectrum licenses or other assets; the deployment of new network technologies; the refinancing, repayment or repurchase of outstanding indebtedness; or other purposes.

The notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Statements contained in this press release are based upon information presently available to the Company and assumptions that management believes to be reasonable. The Company is not assuming any duty to update this information should those facts change or should it no longer believe the assumptions to be reasonable. These statements are subject to risks and uncertainties, including without limitation, general market conditions, the market for the Company’s securities, the performance of the company’s business and other risks detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission. There is no assurance that the Company will complete the sale of the notes.

Media Contacts:

NII Holdings, Inc.

1875 Explorer Street, Suite 1000

Reston, VA. 20190

(703) 390-5100

www.nii.com

Investor Relations: Tim Perrott

(703) 390-5113

tim.perrott@nii.com

Media Relations: Claudia Restrepo

(786) 251-7020

claudia.restrepo@nii.com

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